Exhibit 99.1

Creatd Inaugural Letter to Shareholders

by JEREMY FROMMER

From idea to listing on the OTCQB, to the launch of Vocal, and finally our successful uplisting to the Nasdaq, I am grateful for it all.

We said the following 4 years ago...

The entire evolution of digital media, and every individual technological advancement, is met with the same questions. Sociologically, every new digital platform is viewed through that same lens:

“How can I have my voice heard on the internet? How can I make money on the internet? How can I scale the money I can make on the internet?”

Corporate forces and legacy tech architectures do not necessarily advocate for a free, capitalistically-driven internet. It is not a particularly even playing field in the race to internet fame. However, it is also very early in the transition from analog to digital, and advances are coming at an exponential pace.

We said this four years ago, too.

Vocal is a disruptive concept. We built a publishing platform and a social community with the goal of partnering with the general public—with individuals—thereby eliminating conflict in revenues.

—Evolution of Digital Media

North Star Metric

As most of you know, we thought deeply about monetization being the central value proposition of the platform. When we were conceptualizing the idea for Vocal back in 2015, the idea of making money online for the creative community was perceived as scammy, unless you were an e-commerce business selling products online.

We wanted to make sure that what we built for creators had a strong value proposition at its core through discovery and user experience, not just making money. With that said, when we introduced monetization in Vocal, we did it before Medium.

Many technology companies refer to a “north star metric” to determine whether they are moving in the right direction with the decisions made for the platform, and for the business. Our north star metric has always been creating value for creators.

The past four years have been a long journey of discovery, implementation, and refinement, yet that north star metric has never changed.

The Journey

The years it took to get here, on the Nasdaq with our technology, are indelibly etched in my mind. We have an incredible platform, Vocal, that will be celebrating its fourth birthday in December, and a management team that is capable of transforming it at-will to meet the challenges of and provide solutions to the creative community and the vast industries that rely on it.

There are boundless opportunities in front of us.

The opportunity to execute on a scalable plan will expand our Vocal+ subscription model to 10,000 paying subscribers by the end of 2020, as well as allow us to exponentially grow revenues in our branded content and managed services revenue streams. Our growth could not have been accomplished without the hard work of our management and operating teams, in addition to countless service providers from legal to accounting and banking in completing our uplisting and financing. I am grateful for your confidence and humbled by your commitments to seeing our collective move on to the next chapter in our journey.

Jerrick (and now, Creatd) was, and will be a hybrid culture that owes its success to a number of disciplines, from design to finance. The management team functions similarly to an investment committee and yet, unlike a traditional financial institution, has the technical knowledge to execute on a plan of action in the digital space. This unique combination qualifies my Creatd portfolio managers to operate within an agile and capital light business framework. They take measured risks on a multitude of digital and technology opportunities because we are uniquely equipped with the multiple segment specialists in our collective to execute with precision and purpose. It has often left naysayers wondering how we got here, but it remains deeply rooted in our behavioral discipline as a culture.

When we see a leverageable opportunity that the math says works, we increase the risk and the resources. Our management team is methodical, competitive, and controlled, yet inherently aggressive by nature. The four cornerstones defining our culture—work ethic, intellect, abstract thinking, and moral compass—create a foundation for us. We wake up each day trying to be a better version of ourselves and represent the collective. We strive to do more than what others believe can be done, by building technology and culture that can accomplish more substantive and meaningful missions.

We began ideating Vocal in 2014, though it would not have that name until much later. After a nearly 30-year career, my definition of self manifestation is the ability with which one can ideate and definitively execute on a plan. We’ve been able to get to this point by utilizing all of the resources mentioned above and much more.

When the tide goes out

My team and I took the road less travelled by listing our company on the OTCQB in February of 2016 as JMDA (Jerrick Media Holdings, Inc). It was named for a few friends by a few friends. And from the initial mission, which was simply figuring out how to make money on the internet, the company evolved rapidly. Some of the friendships, unfortunately, did not.

The company grew in strength and matured into an institutional organization, a driving force committed to a common goal.

“Only when the tide goes out do you discover who's been swimming naked.”

—Warren Buffet

We have had as many as 40 employees. We currently have 26 employees, and most of the management team has worked together for five years or more. Together, we have worked to continue to grow the platform and our revenues. As I have said publicly, the third quarter will set a record with a little over $400,000 in revenues. This is the baseline revenue level as we enter the Nasdaq stage. With the uplist and capital raise behind us we can focus on our plan to break even on a cash flow basis by the end of second quarter 2021. Our business intelligence group will at that same point, with what will be the next nine months of data, be capable of probabilistically assessing our goal of 100,000 Vocal+ paying subscribers by the end of fourth quarter 2021. We expect to be between 30,000-40,000 paying subscribers by the end of second quarter 2021. The revenues generated from subscriptions, managed services, and branded content should all contribute to our total revenue projections for fiscal year 2021.

As an operating group we committed to a path from which there was no turning back when we uplisted on the OTCQB nearly five years ago. It is truly a racetrack, and very few competitors get to this moment. We fought many battles over the years. We faced obstacles that required great strength and resolve to face down collectively. We saw the truth in many a so-called friend or advisor, and the helping hand of a number of misunderstood foes. That is what happens when your future holds great promise and your present is disruptive. It forces a reassessment of the entire theatre of operations.

We did a lot of things that must have seemed audacious to the many investors that supported us on our journey. We saw many successes as well as setbacks and mistakes. We learned from both and did not stop. We believed that those of us who stood together, the collective with purpose, could achieve great success. Both those of us who truly contributed to the collective and those who were there for pure self interest were exposed in transformative moments like uplisting to the Nasdaq. I have never veered from my philosophy that it takes a collective to become a billion dollar company. To those who would see our team get there, I am thankful that you understand our sacrifice and we understand yours.

Uphill Battle

The uphill battle we now call Jerrick to Creatd (OTCQB: JMDA to Nasdaq: CRTD), was a five year, record-breaking marathon from the OTCQB to the Nasdaq. I must have seemed crazy back in 2015 when we decided to take this path. At the time, we quite literally did not have a version of Vocal sophisticated enough to show anyone. We had a great deal of data from trial and error on off-the-shelf platforms that spoke to how a platform like Vocal should perform in the real world, but we had not actually created a working proprietary product.

I explained to investors that if our team was given the time to create a public entity whose foundational technology was as powerful as we said it would be and then get that company uplisted to the Nasdaq, we would finally have the shot to reflect the actual value inherent in the business model. While that may take days, weeks, or months, we will reach that point, just as we have reached this one.

By early 2016 I had observed the microcap space long enough to understand its risks before we took our shot. It is essentially a binary game of survival. It seemed logical to me back then that if there was any team that could actually utilize the OTCQB for its intended purpose, it was mine. With a management team well versed in the agile execution tactics of unicorn tech companies, a Board of Directors touting financial veterans like Mark Standish and Mark Patterson accompanied by Laurie Weisberg, who worked alongside Ariana Huffington to master generating revenues in the digital space, and a team of lawyers, accountants, and advisors that were nothing less than exceptional, and finally of course our shareholders...we have made it to this monumental point.

In so, I am a CEO that welcomes the idea of being valued by the market. Even now in the midst of our opening days of trading on the Nasdaq and the noise that accompanies it, my team and I won’t be distracted from implementing our business plan and take pride in the point that we can be judged over time by the performance of our public stock. We have arrived at the Colosseum. We are ready for the next race.

The OTCQB was established as “The Venture Market,” and over the last decade an entire industry in the financial services space was built around the notion of early stage companies accessing capital on the OTCQB. But the holy grail was the gateway to the Nasdaq it provided. Other than an IPO, which was unimaginable for our company without the backing of Venture Capital or Private Equity funding, the OTCQB was the only alternative path for entrepreneurs like us to pursue the promise of awareness, opportunity, and credibility that the Nasdaq can provide.

A colleague and experienced investor recently said to me:

There have been a handful of Nasdaq uplists this year, out of 10,000 OTCQB listed companies.

To be fair, this was an alternative email sent to me by a small investor from an earlier financing.

There is some real deep disappointment there. I share it.

Through one lens we are respected and through another a disappointment. They can both be true; it is called the pluralist theory of truth, or more eloquently put by one of my advisors:

Our management team is deeply grateful to the investor collective who have continuously supported and believed in us. I personally identify with those disappointed in where we priced the transaction, though I am confident in the decisions we made for the collective given all the data inputs. My family and friends were the first $5 to $10 million invested, and have continued to invest since inception. I will never forget that. Nor will I ever forget those who would have seen us fail.

Looking to the Future

My team and I wake up each day to create value for our employees, family, friends, as well as all our investors. We now trade as CRTD on the largest stock exchange by market capitalization for technology stocks. Only the NYSE has a greater overall market capitalization. I take my fiduciary responsibility very seriously, and with your continued support in a world unburdened by the obstacles we tore down together, our aspiration to build a billion dollar company will not stop. Those who know me and my team know that if there is one thing that drives us forward, it is the mission.

I am excited by our decision to close the first chapter as Jerrick on the OTCQB, and begin the next one as Creatd on the Nasdaq. I am confident that my team and I were the best versions of ourselves these long years and it is that culture that still defines us today. Those who believed that then will now turn to the future and find the success we crave together.

The old way of doing business is over. Those who deny it are the same people that didn’t believe commissions for trading stocks would be a $9 monthly subscription on a technology platform, let alone see stocks trade in fractions of a share on a platform called Robinhood. Legacy business models tend to get comfortable doing the same thing year in and year out. It is easy for them to get by making incremental changes. In private companies this may be difficult to see, but it is transparent for those who look deeply at the companies listed on the Nasdaq. People get stagnant in a culture that doesn't evolve, or has no vision.

The technology industry is as evolutionary as it is revolutionary. It is a space where knowledge is power. The more knowledge one has the greater risk they can take.

“Develop a healthy fear of being wrong and figure out an approach to decision making that would maximize my odds of being right.”

—Ray Dalio

Maintaining relevance in a transformative society is to seek knowledge. It all boils down to the strength of the machine.

Early on in our company’s evolution I read an article in the New Yorker by John Cassidy called “Mastering the Machine.”

“Almost everything is like a machine. Nature is a machine. The family is a machine. The life cycle is like a machine. What is the nature of that machine? And what is human nature, and how do you raise a community of people to run a business?” Ray Dalio asked and went on to say “I hear a lot of people describing what’s happening today without the proper historical context and without the framework of how the machine works...Once you understand how the machine works, you have the ability to take that and study and apply it across markets.”

Our company today is operating like a fine tuned machine, generating revenues that are designed to scale. Creatd is a machine that is built to assimilate accretive creator platforms and salvage distressed technology from content to commerce that are left behind in the new era of SaaS. Our flagship technology Vocal unites the creative community in a singular trustworthy ecosystem to compete for all the eyeballs in the world.

As I said earlier, Creatd will rapidly scale. By the end of 2020, we will have 10,000 Vocal+ paying subscribers and over 800,000 freemium creators. That sets the stage for a run to 100,000 paying Vocal+ subscribers by the end of 2021. I am sure that sounds as audacious as uplisting to the Nasdaq sounded five years ago. The only difference is, we are now on the Nasdaq, with an incredible platform and a strong balance sheet.

It was once cash alone that was king. The world has changed. It is cash, combined with a strong business model, that can scale revenue and defend its technology through innovation. That is truly king in today’s bubble market where technology platforms are one of the safest spaces to invest.

Creatd is about businesses prospering by cultivating internal talent and leadership to take opportunistic risk in the vast technology space. In general, we rigorously handle capital allocation and work to see that each business is executing according to plan. There is accountability and transparency. This structure allows us to keep tremendous focus on maintaining the Creatd Cycle that you have heard us refer to in previous presentations.

For my team and I, this is a very exciting new chapter in our company’s narrative: the birth of Creatd.

Creatd creates value for all of its stakeholders; our creators, our brands, our shareholders, and our team.

I look forward to personally reaching out to many of you over the upcoming few days and keeping you updated in the future on a regular basis.

Thank you for your continued support.

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